Exhibit 4.2

PUBMATIC, INC.
SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
October 1, 2020

PUBMATIC, INC.
SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
This Sixth Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of October 1, 2020, by and among PubMatic, Inc., a Delaware corporation (the “Company”), the persons and entities (each, an “Investor” and collectively, the “Investors”) listed on Exhibit A hereto and the persons and entities listed on Exhibit B hereto. Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.
RECITALS
WHEREAS: the Investors and Target Related Person (the “Existing Parties”) possess or are subject to certain registration rights, information rights, rights of first refusal, other rights and restrictions pursuant to that certain Fifth Amended and Restated Investors’ Rights Agreement dated as of May 19, 2014 among the Company and such Existing Parties (the “Prior Agreement”);
WHEREAS: Pursuant to Section 5.1 of the Prior Agreement, the Prior Agreement or any term thereof may be amended, waived, discharged or terminated by the written agreement of the Company and the Holders constituting a Requisite Majority (each, as used in this instance only, as defined in the Prior Agreement);
WHEREAS: The parties now desire to amend and restate the Prior Agreement as set forth below and further desire that this Agreement amend, restate, supersede and replace the Prior Agreement in its entirety.
NOW, THEREFORE: In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Existing Parties hereby agree that all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived and released and the Prior Agreement shall be amended, restated, superseded and replaced in its entirety by this Agreement, and the parties hereto agree as follows:
Section 1
Definitions
1.1Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
(a)“APA” means Asset Purchase Agreement dated as of May 19, 2014, by and among the Company, mOcean LLC, a Delaware limited liability company (and a wholly-owned subsidiary of Target), mOcean Mobile Limited, a private limited company registered in England and Wales (and a wholly-owned subsidiary of Target) and Target, pursuant to which the Company acquired certain assets and assumed certain liabilities in exchange for (a) payment to Target of an amount of cash and (b) issuance to Target of 737,798 shares of the Company’s Common Stock, all in accordance with the terms and conditions of the APA (including the holdback and indemnification obligations set forth therein) (the “Asset Purchase”).
(b)“Change of Control” means (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions or (b) a sale, lease or other conveyance of all or substantially all of the assets of the Company.
(c)“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
(d)“Common Stock” means the Common Stock of the Company.
(e)“Conversion Stock” shall mean shares of Common Stock issued upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series D Prime Preferred Stock.
(f)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.
(g)“Holder” shall mean (a) any Investor who holds Registrable Securities, (b) any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement and (c) Target or Target Related Persons, solely with respect to Sections 2.8, 2.9, 3.1(a), 3.2, 3.11 and 5.
(h)“Indemnified Party” shall have the meaning set forth in Section 2.6(c) hereto.
(i)“Indemnifying Party” shall have the meaning set forth in Section 2.6(c) hereto.
(j)“Initial Closing” shall mean the date of the initial sale of shares of the Company’s Series D Prime Preferred Stock pursuant to the Series D Prime Preferred Stock Purchase Agreement dated as of June 20, 2013, among the Company and the “Investors” listed on the Schedule of Investors thereto (the “Purchase Agreement”).
(k)“Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.
(l)“Initiating Holders” shall mean any Holder or Holders who in the aggregate hold a majority of the outstanding Registrable Securities.
(m) “New Securities” shall have the meaning set forth in Section 4.1(a) hereto.
(n)“Other Selling Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.
(o)“Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below), with respect to which registration rights have been granted.
(p)“Qualified Initial Public Offering” shall mean the closing of a firm commitment underwritten Initial Public Offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of the Company’s Common Stock, provided, that

(x) the aggregate gross proceeds to the Corporation and/or its stockholders are not less than $50,000,000 and (y) the shares of the Company’s Common Stock are listed on the Bombay Stock Exchange, the NASDAQ Stock Market or a similar public stock exchange.
(q)“Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares, (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i) or (ii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement and (iii) solely with respect to the Target Related Persons, shares of Common Stock.
(r)The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.
(s)“Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and one special counsel for the Holders, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.
(t)“Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(c) hereof.
(u)“Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.
(v)“Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission
(w)“Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.
(x)“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.
(y)“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).
(z)“Series A Preferred Stock” shall mean the shares of the Company’s Series A Preferred Stock

(aa)“Series B Preferred Stock” shall mean the shares of the Company’s Series B Preferred Stock.
(bb)“Series C Preferred Stock” shall mean the shares of the Company’s Series C Preferred Stock.
(cc)Series D Preferred Stock” shall mean the shares of the Company’s Series D Preferred Stock.
(dd)Series D Prime Preferred Stock” shall mean the shares of the Company’s Series D Prime Preferred Stock.
(ee)“Shares” shall mean the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D Prime Preferred Stock.
(ff)“Significant Holders” shall have the meaning set forth in Section 4.1 hereof.
(gg)“Target” means Mojiva Inc., a Delaware corporation.
(hh)“Target Related Person” means the Persons listed on Exhibit B.
(ii)“Withdrawn Registration” shall mean a forfeited demand registration under Section 2.1 in accordance with the terms and conditions of Section 2.4.
Section 2
Registration Rights
2.1Requested Registration.
(a)Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Initiating Holders), the Company will:
(i)promptly give written notice of the proposed registration to all other Holders; and
(ii)as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.
(b)Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:
(i)Prior to the earlier of (a) the four (4) year anniversary of the date of the Prior Agreement or (b) one hundred and eighty (180) days following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public (or the subsequent date on which all market stand-off agreements applicable to the offering have terminated);
(ii)If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) are less than $5,000,000;
(iii)In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(iv)After the Company has initiated two (2) such registrations pursuant to this Section 2.1 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (y) Withdrawn Registrations);
(v)During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration (or ending on the subsequent date on which all market stand-off agreements applicable to the offering have terminated); provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; and
(vi)If the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 2.3 hereof ; and
(c)Deferral. If (i) in the good faith judgment of the Board of Directors of the Company, the filing of a registration statement covering the Registrable Securities would be materially detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b) (v) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than two (2) times in any twelve-month period; provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).
(d)Other Shares. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.1(e), include Other Shares, and may include securities of the Company being sold for the account of the Company.

(e)Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice given pursuant to Section 2.1(a)(i). In such event, the right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in an underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Initiating Holders holding a majority of the Registrable Securities held by such Initiating Holders, which underwriters are reasonably acceptable to the Company.
Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; and (ii) second, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company; provided, however, that such allocation shall not operate to reduce the aggregate number of Registrable Securities to be included in such registration, if any Holder does not request inclusion of the maximum number of shares of Registrable Securities allocated to it pursuant to its pro rata allocation, in which case the remaining portion of its allocation shall be reallocated among those requesting Holders whose allocations did not satisfy their initial requests, pro rata, on the basis of the number of shares of Registrable Securities held by such Holders on an as-converted to Common Stock basis, and this procedure shall be repeated until all of the shares of Registrable Securities which may be included in the registration on behalf of the Holders have been so allocated. In no event shall the number of Registrable Securities underwritten in such registration be limited unless and until all shares held by persons other than Holders, including the Company, are completely excluded from such offering.
If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall then offer to all Holders who have retained rights to include securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.

2.2Company Registration
(a)Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:
(i)promptly give written notice of the proposed registration to all Holders; and
(ii)use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within fifteen (15) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.
(b)Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a) (i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company, the Other Selling Stockholders and other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.
(A)Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, on an as-converted to Common Stock basis and (iii) third, to the Other Selling Stockholders requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Other Selling Stockholders, assuming conversion; provided, however, that such allocation shall not operate to reduce the aggregate number of Registrable Securities to be included in such registration, if any Holder does not request inclusion of the maximum number of shares of Registrable Securities allocated to it pursuant to its pro rata allocation, in which case the remaining portion of its allocation shall be reallocated among those requesting Holders whose allocations did not satisfy their initial requests, pro rata, on the basis of the number of shares of Registrable Securities held by such Holders assuming conversion, and this procedure shall be repeated until all of the shares of Registrable Securities which may be included in the registration on behalf of the Holders have been so allocated. In no event shall the number of Registrable Securities underwritten in such registration be limited unless and until all shares held by persons other than Holders (excluding shares registered for the account of the Company) are completely excluded from such offering. Notwithstanding the foregoing, no such reduction shall reduce the value of the Registrable Securities of the Holders included in such registration below thirty percent (30%) of the total value of securities included in such registration, unless such offering is the Company’s Initial Public Offering and such registration does not include shares of any other selling stockholders (excluding shares registered for the account of the Company), in which event any or all of the Registrable Securities of the Holders may be excluded.
If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.
(c)Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.
2.3Registration on Form S-3
(a)Request for Form S-3 Registration. After its Initial Public Offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3 or any comparable or successor form or forms, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of at least 10% of the Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii).
(b)Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:
(i)In the circumstances described in either Sections 2.1(b) (i), 2.1(b) (iii) or 2.1(b) (v);
(ii)If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $1,000,000; or
(iii)If, in a given twelve-month period, the Company has effected two (2) such registrations in such period.
(c)Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.
(d)Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(e) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1;
2.5Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:
(a)Keep such registration effective for a period of ending on the earlier of the date which is sixty (60) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;
(b)Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;
(c)Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;
(d)Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
(e)Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;
(f)Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g)Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and
(h)In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
2.6Indemnification.
(a)To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, any prospectus included in the registration statement, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act), any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or used or referred to by the Company, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).
(b)To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.
(c)Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.
(d)If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity will be required under this Section 2.6 to contribute any amount in excess of the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.
2.7Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.
2.8Restrictions on Transfer.
(a)The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until (x) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10 (provided, however, that the Target Related Persons shall only be subject to Sections 2.8, 2.9, 3.1(a), 3.2, 3.11 and 5) and (y):
(i)There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
(ii)Such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and such disposition will not require registration of such Restricted Securities under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.
(b)Notwithstanding Section 2.8(a) above, permitted transfers include:
(i)a transfer not involving a change in beneficial ownership;
(ii)transactions involving the distribution without consideration of Restricted Securities by any Holder to (x) a parent, subsidiary or other affiliate of Holder that is a corporation, (y) any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners, or (z) a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Holder (each, an “Affiliated Transfer”); or
(iii)transfers in compliance with Rule 144, as long as the Company is furnished with satisfactory evidence of compliance with such Rule;
provided, in each case, that the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.
(c)Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF AN INITIAL PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.
The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.
(d)The first legend referring to federal and state securities laws identified in Section 2.8(c) hereof stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act, (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances, that such securities can be sold pursuant to Rule 144 under the Securities Act.
2.9Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:
(a)Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;
(b)File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.
2.10Market Stand-Off Agreement. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred and eighty (180) day period following the effective date of the registration statement for the Company’s Initial Public Offering filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto, including without limitation any rules established by FINRA) (the “Lockup Period”); provided that each such Holder shall not be obligated to comply with the terms of this Section 2.10 unless and until all of the Company’s (i) officers, (ii) directors and (iii) stockholders holding greater than one percent (1%) of the outstanding capital stock agree in writing to also be bound by the terms of this Section 2.10. The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(c) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of the Lockup Period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10.
2.11Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
2.12Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to a transferee or assignee of (i) not less than 500,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) or (ii) that is an affiliate, subsidiary, parent, partner, limited partner, retired partner, member, stockholder or affiliated venture capital fund of a Holder; provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 hereof, the Right of First Refusal and Co-Sale Agreement, and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10.

2.13Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of any three of the four largest holders of the Company’s outstanding Preferred Stock on an as converted to Common Stock basis (aggregating for purposes of calculating the four largest holders any shares held by affiliated entities (including, without limitation, affiliated venture capital funds)) (any such group of three holders, a “Requisite Majority”), enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are pari passu with or senior to the registration rights granted to the Holders hereunder; provided, however, Affiliated Transfers shall not be subject to any minimum threshold requirements.
2.14Series D and D Prime Conversion Price Adjustment.
(a)In the event that an adjustment in the Series D IPO Conversion Ratio would be required pursuant to Section 4.4(h) of the Certificate of Incorporation in connection with a Qualified Public Offering, the Company may instead, in the sole discretion of a majority of the Company’s Board of Directors (not including any director appointed by the holders of the Series D Preferred Stock), elect to pay to the holders of Series D Preferred Stock, in respect of each share of Series D Preferred Stock that is converted into Common Stock in connection with such Qualified Public Offering, a per share amount in cash equal to the difference between (i) the Series D IPO Threshold, minus (ii) the IPO Price (such amount, the “Series D Cash Adjustment” and such election, a “Series D Company Election”)); provided, however, that if the Series D Cash Adjustment would exceed the Conversion Price of the Series D Preferred Stock, then the Series D Cash Adjustment will reduced to the Conversion Price of the Series D Preferred Stock, and the Company’s payment of such reduced amount will be in full satisfaction of the Series D Cash Adjustment and any adjusted to the Series D IPO Conversion Ratio.
(b)In the event that an adjustment in the Series D Prime IPO Conversion Ratio would be required pursuant to Section 4.4(h) of the Certificate of Incorporation in connection with a Qualified Public Offering, the Company may instead, in the sole discretion of a majority of the Company’s Board of Directors (not including any director appointed by the holders of the Series D Prime Preferred Stock), elect to pay to the holders of Series D Prime Preferred Stock, in respect of each share of Series D Prime Preferred Stock that is converted into Common Stock in connection with such Qualified Public Offering, a per share amount in cash equal to the difference between (i) the Series D Prime IPO Threshold, and (ii) the IPO Price (such amount, the “Series D Prime Cash Adjustment” and such election, a “Series D Prime Company Election” (and together with the Series D Company Election, a “Company Election”)); provided, however, that if the Series D Prime Cash Adjustment would exceed the Conversion Price of the Series D Prime Preferred Stock, then the Series D Prime Cash Adjustment will reduced to the Conversion Price of the Series D Prime Preferred Stock, and the Company’s payment of such reduced amount will be in full satisfaction of the Series D Prime Cash Adjustment and any adjustment to the Series D Prime IPO Conversion Ratio.
(c)A Company Election must be made no later than the day on which the Company’s registration statement for such Qualified Public Offering is declared effective, in which case the Company Election will be deemed to occur immediately prior to the conversion of the Series D Preferred Stock and Series D Prime Preferred Stock into Common Stock in accordance with the Certificate of Incorporation. If the Company makes a Company Election prior to the day on which the Company’s registration statement for such Qualified Public Offering is declared effective, then the Company may revoke such Company Election at any time prior to the Qualified Public Offering, in which case the adjustment in the Series D IPO Conversion Ratio and/or Series D Prime IPO Conversion Ratio will be made as otherwise required by Section 4.4(h) of the Certificate of Incorporation. If the Company makes a Company Election, and such Company Election is not revoked, then the Series D Cash

Adjustment and/or Series D Prime Cash Adjustment shall be paid in full no later than fifteen (15) business days following the effectiveness of the Company’s registration statement for such Qualified Public Offering.
(d)The Company may, in the sole discretion of a majority of the Company’s Board of Directors (not including any director appointed by the holders of the Series D Prime Preferred Stock), make a partial Company Election, in which case the Series D IPO Conversion Ratio and Series D Prime IPO Conversion Ratio will be satisfied partly in cash and partly in shares of Common Stock as set forth in this paragraph. When making a Company Election, the Company will specify the percentage of the Series D Company Election and/or Series D Prime Company Election that will be paid in cash (the “Election Percentage”) (the Election Percentage may be different for the Series D Company Election and the Series D Prime Company Election). As a result of a partial Company Election:
(i)the Company will pay an amount in cash equal to (A) the applicable Election Percentage times (B) the Series D Cash Adjustment and Series D Prime Cash Adjustment (as applicable), and
(ii)the Company will reduce the Series D IPO Conversion Ratio and Series D Prime IPO Conversion Ratio by an amount equal to (x) the applicable Election Percentage times (y) the Series D IPO Conversion Ratio and Series D Prime IPO Conversion Ratio (as applicable) minus 1.00.
For example, if the IPO Price is $9.00, then the Series D Cash Adjustment would be $1.1845 per share, the Series D Prime Cash Adjustment would be $3.0543 per share, the Series D IPO Conversion Ratio would be 1.13-to-1.00, and the Series D Prime IPO Conversion Ratio would be 1.34-to-1.00. If the Election Percentage is 40% (meaning that 40% will be satisfied in cash), then the Series D Cash Adjustment would be 40% of $1.1845 (which is $0.4738 per share), the Series D Prime Cash Adjustment would be 40% of $3.0543 (which is $1.2217 per share), the Series D IPO Conversion Ratio would be reduced by 40% of 0.13 (which is 0.05, which results in a ratio of 1.08-to-1.00), and the Series D Prime IPO Conversion Ratio would be reduced by 40% of 0.34 (which is 0.14, which results in a ratio of 1.20-to-1.00).
(e)As used in this Section 2.14, the terms “Conversion Price”, “IPO Price”, “Series D IPO Conversion Ratio”, “Series D Prime IPO Conversion Ratio”, “Series D IPO Threshold”, and “Series D Prime IPO Threshold” shall have the meanings ascribed to such terms in the Certificate of Incorporation.
2.15Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Sections 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) such date, on or after the closing of the Company’s first registered public offering of Common Stock, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90) day period and (ii) five (5) years after the closing of the Company’s Initial Public Offering.

Section 3
Information Covenants of the Company
The Company hereby covenants and agrees, as follows:
3.1Basic Financial Information and Inspection Rights.
(a)Basic Financial Information. The Company will furnish the following reports to (i) each Holder (other than Target Related Persons) who owns at least 1,000,000 Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) and (ii) upon the written request of a Target Related Person who owns at least 100,000 Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), such Target Related Person:
(i)As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred eighty (180) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, certified by an independent registered public accounting firm of recognized national standing or an independent registered public accounting firm approved by the Board of Directors of the Company, and a capitalization table in reasonable detail;
(ii)As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within sixty (60) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments, and a capitalization table in reasonable detail;
(iii)As soon as practicable after the end of each month, and in any event within thirty (30) days after the end of each month upon request of the Investors, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such monthly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments; and
(iv)At least sixty (60) days after the beginning of each fiscal year, an annual budget and business plan for such fiscal year.
(b)Consultation Rights. The Company will offer to each Holder who owns at least 1,000,000 Shares (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) opportunity to consult with and advise management of the Company on significant business issues at a mutually agreeable time and place, within thirty days after the end of each calendar quarter for such consultation and advice.

(c)Observation Rights.
(i)The Company will offer to each Holder who owns at least 1,500,000 Shares (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), for any period during which an authorized representative of such Holder is not a member of the Company’s Board of Directors, an invitation to such Holder’s authorized representative to attend all meetings of the Company’s Board of Directors, including executive sessions and committees thereof, and in connection therewith shall provide to such representative copies of all notices, minutes, consents, and other materials that it provides to its directors. Such representative may participate in discussions of matters brought before the Board of Directors, but shall in all other respects be a nonvoting observer; provided, that the Company reserves the right to withhold any information and to exclude such representative(s) from any meeting or portion thereof if access to such information or attendance at such meeting (A) could adversely affect the attorney-client privilege between the Company and its counsel, (B) result in disclosure of trade secrets, (C) involves a conflict of interest, (D) if such representative(s) is affiliated with a competitor of the Company.
(ii)The Company will offer to Draper Fisher Jurvetson and its affiliates (“DFJ”) so long as DFJ continues to own at least 1,500,000 Shares (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), an invitation to DFJ’s authorized representative to attend all meetings of the Company’s Board of Directors, including executive sessions and committees thereof, and in connection therewith shall provide to such representative copies of all notices, minutes, consents, and other materials that it provides to its directors. Such representative may participate in discussions of matters brought before the Board of Directors, but shall in all other respects be a nonvoting observer; provided, that the Company reserves the right to withhold any information and to exclude such representative(s) from any meeting or portion thereof if access to such information or attendance at such meeting (A) could adversely affect the attorney-client privilege between the Company and its counsel, (B) result in disclosure of trade secrets, (C) involves a conflict of interest, (D) if such representative(s) is affiliated with a competitor of the Company.
(iii)The Company will offer to Nokia Growth Partners III, L.P. and its affiliates (“NGP”) so long as NGP continues to own at least 1,500,000 Shares (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), an invitation to NGP’s authorized representative to attend all meetings of the Company’s Board of Directors, including executive sessions and committees thereof, and in connection therewith shall provide to such representative copies of all notices, minutes, consents, and other materials that it provides to its directors. Such representative may participate in discussions of matters brought before the Board of Directors, but shall in all other respects be a nonvoting observer; provided, that the Company reserves the right to withhold any information and to exclude such representative(s) from any meeting or portion thereof if access to such information or attendance at such meeting (A) could adversely affect the attorney-client privilege between the Company and its counsel, (B) result in disclosure of trade secrets, (C) involves a conflict of interest, (D) if such representative(s) is affiliated with a competitor of the Company.
(d)Inspection Rights. The Company will afford to each Holder who owns at least 1,500,000 Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) and to such Holder’s accountants and counsel, reasonable access during normal business hours to all of the Company’s respective properties, books and records. Each such Holder shall have such other access to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations. The Company shall not be required to disclose details of contracts with or work performed for specific customers and other business partners where to do so would violate confidentiality obligations to those parties. Holders may exercise their rights under this Section 3.1(d) only for purposes reasonably related to their interests under this Agreement and related agreements. The rights granted pursuant to this Section 3.1(d) may not be assigned or otherwise conveyed by the Holders or by any subsequent transferee of any such rights without the prior written consent of the Company except as authorized in this Section 3.1(d).
3.2Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets or similar confidential information of the Company. The Company shall not be required to comply with any information rights of Section 3 in respect of any Holder whom the Company reasonably determines to be a competitor. Each Holder acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental authority. Notwithstanding the foregoing, any such Holder may disclose such proprietary or confidential information to any former, current or prospective partner, limited partner, general partner or management company of such Holder (or any employee or representative of any of the foregoing) (each of the foregoing persons, a “Permitted Disclosee”) or legal counsel or accountants for such Holder or Permitted Disclosee, so long as such Permitted Disclosees are subject to equivalent confidentiality obligations.
3.3Independent Appraisal. As of the date of this Agreement (unless such period is extended by the Company’s Board of Directors), the Company shall present to the Board of Directors and any Investor with the results of an independent, third-party appraisal, that meets certain requirements of the Internal Revenue Code, including Section 409A of the Internal Revenue Code, of the value of the Common Stock. The Company will obtain an updated appraisal from time to time (unless the Company’s Board of Directors directs otherwise).
3.4Non-Employee Director Reimbursement. Upon request, the Company shall promptly reimburse in full, each non-employee director of the Company for all of his or her reasonable out-of-pocket expenses incurred related to attending meetings of the Company’s Board of Directors or any committee thereof provided that any expenses above $1000 needs to be pre-approved by the Chief Executive Officer.
3.5Employee Common Stock Vesting. Except as otherwise approved by the Company’s Board of Directors, all stock options, restricted stock and similar equity grants provided to each Company employee after the date of this Agreement will be subject to vesting at a rate no greater than the rate specified in the following vesting schedule: 25% of the shares subject to such stock option will vest on each anniversary date of the date that such employee began providing services to the Company. With respect to any shares of such equity securities actually purchased by any such person, the Company’s Board of Directors, will provide that, upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) will have the option to purchase at cost any unvested shares of such equity securities held by such person. Notwithstanding the foregoing, this Section 3.5 shall not apply to any Company employee who receives Common Stock from Target.

3.6Restrictions on Stock. All Company Common Stock issued to Company employees or consultants will (a) be nontransferable before vesting, except for transfers solely for estate planning purposes, (b) be subject to a first refusal right in the Company’s favor until the closing of its Initial Public Offering, and (c) be subject to a market stand-off provision such that no transfers or sales are permitted during a lock-up period of 180 days following the Initial Public Offering. All capital stock issued by the Company shall be subject to a market stand-off provision such that no transfers or sales are permitted during a lock-up period of 180 days following the Initial Public Offering. Notwithstanding the foregoing, this Section 3.6 shall not apply to any Company employee who receives Common Stock from Target.
3.7Directors’ and Officers’ Insurance. The Company shall maintain, a directors’ and officers’ liability insurance policy with a financially sound and reputable insurer with coverage limits customary for companies similarly situated to the Company.
3.8Confidentiality and Intellectual Property Assignments. The Company shall require all employees, consultants and advisors providing services to the Company to sign agreements containing confidentiality and intellectual property assignment provisions with the Company in the form provided and approved by the Company’s counsel or the Company’s Board of Directors.
3.9Compensation Committee. The Compensation Committee of the Board of Directors shall be comprised of non-managements directors and shall approve the compensation of Company management; provided, however, that until a Compensation Committee is constituted by the Board of Directors, the Board of Directors, including a majority of the non-managements directors, shall approve the compensation of Company management.
3.10Prior to making any public announcement referring to Nokia Corporation (“Nokia”) or NGP, the Company will obtain the written approval of Nokia or NGP, respectively, and will provide not less than one week advance notice prior to any such public announcement; provided, however any advance notice required pursuant to this Section 3.10 may be waived by Nokia or NGP, respectively, either prospectively or retroactively. Further, the Company will take all reasonable efforts to avoid public disclosure of the relationship between the Company and Nokia or NGP, including public disclosure of NGP's purchase of Series D Prime Stock.
3.11Termination of Covenants. The covenants set forth in this Section 3 shall terminate and be of no further force and effect after (i) the closing of the Company’s Qualified Initial Public Offering, (ii) the Company becomes subject to the reporting provisions of the Securities Exchange Act of 1934, as amended, or (iii) Change of Control of the Company pursuant to which the Holders receive in exchange for their shares of Registrable Securities cash or equity securities traded on a nationally recognized exchange.
Section 4
Rights of First Refusal
4.1Right of First Refusal to Significant Holders. The Company hereby grants to each Holder who owns at least 1,000,000 Shares or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and the like) (the “Significant Holders”), the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Significant Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Common Stock owned by such Significant Holder immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into

Common Stock held by said Significant Holder) to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly). This right of first refusal shall be subject to the following provisions:
(a)“New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include any shares of Common Stock that are excluded from the definition “Additional Shares of Common” in the Company’s current Eighth Amended and Restated Certificate of Incorporation, as may be amended (the “Certificate of Incorporation”).
(b)If the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have fifteen (15) days after receipt of any such notice to agree to purchase such Holder’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached hereto as Schedule 1, and stating therein the quantity of New Securities to be purchased. At the expiration of such fifteen (15) day period, the Company shall promptly, in writing, notify each Significant Holder that elects to purchase all the shares available to it (a “Fully-Exercising Holder”) of any other Significant Holder’s failure to do likewise. During the ten (10) calendar day period commencing after the Company has given such notice to the Fully-Exercising Holder, each Fully-Exercising Holder may elect to purchase that portion of the New Securities for which Significant Holders were entitled to subscribe, but which were not subscribed for by the Significant Holders.
(c)If the Significant Holders fail to exercise fully the right of first refusal pursuant to Section 4.1(b) above, the Company shall have thirty (30) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Significant Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Significant Holders delivered pursuant to Section 4.1(b). If the Company has not sold within such thirty (30) day period, or such sixty (60) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders in the manner provided in this Section 4.1.
(d)The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to the first to occur of (i) a Qualified Initial Public Offering, or (ii) five years from the date of the Prior Agreement.
Section 5
Miscellaneous
5.1Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders constituting a Requisite Majority (excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided, however, that to the extent any such amendment, waiver, discharge or termination would adversely affect any Holder that is or was a Target Related Person (when compared to the rights and obligations as to which such Holder is already subject to under this Agreement), the prior written consent of such Holder shall also be required. Notwithstanding the forgoing, the provisions of Sections 3.1(c)(iii) and 3.10 may be amended, waived, discharged or terminated only with the written consent of NGP. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder (other than any Holder that is or was a Target Related Person) acknowledges that by the operation of this paragraph, the holders of a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.
5.2Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:
(a)if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;
(b)if to any Holder, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address, facsimile number or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or
(c)if to the Company, one copy should be sent to 901 Marshall Street, Suite 100, Redwood City, CA 94063, Attn: Chief Executive Officer, or at such other address as the Company shall have furnished to the Investors.
With respect to any notice given by the Company under any provision of the Delaware General Corporation Law or the Company’s Certificate of Incorporation or bylaws, each party hereto agrees that such notice may be given by facsimile or by electronic mail.
Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth on Exhibit A hereto. For any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.
5.3Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California, without regard to principles of conflicts of law.
5.4Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor or Target Related Person without the prior written consent of the Company. Any attempt by an Investor or Target Related Person without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Notwithstanding anything to the contrary herein, nothing contained herein shall be read to terminate or limit in any manner any rights of a Target Related Person to distribute any Common Stock to its equityholders at any time (subject to the execution of an Investment Representation and Joinder Agreement (as defined in the APA) or other form approved in advance by the Company as set forth in the APA) (any such transferee shall be deemed a “Target Related Person”).

Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
5.5Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, and supersede any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto, including the Prior Agreement, which is of no further force or effect. The Prior Agreement is hereby amended and superseded in its entirety and restated as provided herein. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.
5.6Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.
5.7Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.
5.8Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.
5.9Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.
5.10Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.
5.11Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa

Clara County in the State of California (or for exclusive federal jurisdiction, the courts of the Northern District of California).
5.12Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.
5.13Termination Upon Change of Control. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon a Change of Control pursuant to which the Holders receive in exchange for their shares of Registrable Securities cash or equity securities traded on a nationally recognized exchange.
5.14Conflict. For any conflict between the terms of this Agreement and the Company’s Certificate of Incorporation or its Bylaws, the terms of the Company’s Certificate of Incorporation or its Bylaws, as the case may be, will control.
5.15Attorneys’ Fees. If any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
5.16Aggregation of Stock. All securities held or acquired by affiliated entities (including, without limitation, affiliated venture capital funds) or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

“COMPANY”

PUBMATIC, INC.
a Delaware corporation

By:	/s/ Rajeev Goel
Rajeev Goel, Chief Executive Officer
(Signature Page to PubMatic, Inc. – Sixth Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

“INVESTOR”

AUGUST CAPITAL V SPECIAL OPPORTUNITIES, L.P.
as nominee for August Capital V Special Opportunities, L.P. August Capital Strategic Partners V, L.P. and related individuals

By: August Capital Management V, L.L.C., its General Partner

By:	/s/ Abby Hipps
Name: Abby Hipps Title: General Counsel
(Signature Page to PubMatic, Inc. – Sixth Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

“INVESTOR”

NOKIA GROWTH PARTNERS III, L.P.

By: N.G. Partners III, L.L.C. Its General Partner

By:	/s/ Paul Asel
Name: Paul Asel Title: Managing Partner
(Signature Page to PubMatic, Inc. – Sixth Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

“INVESTOR”

Nexus India Capital I, LP
(Name of Investor)

/s/ Naren Gupta
(Signature)

Naren Gupta, Director
(Name and title of signatory, if applicable)
(Signature Page to PubMatic, Inc. – Sixth Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

“INVESTOR”

DRAPER FISHER JURVETSON FUND VIII, L.P.

By:	/s/ John Fisher
Name: John Fisher Title: Managing Director

DRAPER FISHER JURVETSON PARTNERS VIII, LLC

By:	/s/ John Fisher
Name: John Fisher Title: Managing Director

DRAPER ASSOCIATES, L.P.

By:	/s/ Timothy Draper
Name: Timothy C. Draper Title: General Partner

DRAPER ASSOCIATES RISKMATERS FUND II, LLC

By:	/s/ Timothy Draper
Name: Timothy C. Draper Title: Managing Member

Address:	2882 Sand Hill Road, Suite 150 Menlo Park, CA 94025

Telephone:	(650) 233-9000
Fax:	(650) 233-9233
(Signature Page to PubMatic, Inc. – Sixth Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

“INVESTOR”

Helion Venture Partners, LLC
(Name of Investor)

/s/ Sandeep Fakun
(Signature)

Sandeep Fakun
(Name and title of signatory, if applicable)
(Signature Page to PubMatic, Inc. – Sixth Amended and Restated Investors’ Rights Agreement)

EXHIBIT A
INVESTORS
Nokia Growth Partners III, L.P.
August Capital V Special Opportunities, L.P.
Nexus India Capital I, LP
DFJ entities:
(i)Draper Fisher Jurvetson Fund VIII, LP
(ii)Draper Fisher Jurvetson Partners VIII, LLC
(iii)Draper Associates, L.P.
(iv)Draper Associates Riskmasters Fund II, LLC
Helion Venture Partners, LLC
Ventoux PubKom LLC
Jonathan Burke
Black Square, LLC

EXHIBIT B
TARGET RELATED PERSONS
Shamrock Capital Growth Fund II, L.P.
Bertelsmann Digital Media Investments S.A.
UV Partners IV-A, L.P.
UV Partners IV, L.P.
UV Partners IV, Financial Institutions Fund, L.P.

SCHEDULE 1
NOTICE AND WAIVER/ELECTION OF
RIGHT OF FIRST REFUSAL
I do hereby waive or exercise, as indicated below, my rights of first refusal under the Sixth Amended and Restated Investors’ Rights Agreement dated as of September [●], 2020 (the “Agreement”):
1.Waiver of [___] days’ notice period in which to exercise right of first refusal: (please check only one)
( )    WAIVE in full, on behalf of all Holders, the [___]-day notice period provided to exercise my right of first refusal granted under the Agreement.
( )    DO NOT WAIVE the notice period described above.
2.Issuance and Sale of New Securities: (please check only one)
( )    WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.
( )    ELECT TO PARTICIPATE in $__________ (please provide amount) in New Securities proposed to be issued by PubMatic, Inc., a Delaware corporation, representing LESS than my pro rata portion of the aggregate of $[_______] in New Securities being offered in the financing.
( )    ELECT TO PARTICIPATE in $__________ in New Securities proposed to be issued by PubMatic, Inc., a Delaware corporation, representing my FULL pro rata portion of the aggregate of $[_______] in New Securities being offered in the financing.
( )    ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[_______] in New Securities being made available in the financing AND, to the extent available, the greater of (x) an additional $__________ (please provide amount) or (y) my pro rata portion of any remaining investment amount available in the event other Significant Holders do not exercise their full rights of first refusal with respect to the $[_______] in New Securities being offered in the financing.

Date:

(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. PubMatic, Inc. will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.